Exhibit (d)(3)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Sub-Advisory Agreement effective as of August 18, 2022, (“Amendment No. 2”) between Equitable Investment Management Group, LLC, a Delaware limited liability company (“EIM” or “Adviser”) and Massachusetts Financial Services Company d/b/a MFS Investment Management, a corporation organized under the laws of the State of Delaware (“MFS” or “Sub-Adviser”).

EIM and MFS agree to modify the Agreement as follows:

1.	Section 7D of the Agreement is hereby deleted and replaced with the following:

The Adviser is registered as a commodity pool operator (“CPO”) under the Commodity Exchange Act (“CEA”) and is a member of the National Futures Association (“NFA”). With respect to each of the Portfolio(s), the Adviser has claimed either (1) the CPO exclusion in Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to the Portfolio and, in such case, the Adviser will file the notice required under CFTC Regulation 4.5 with respect to the Portfolio and will annually reaffirm such notice filing on behalf of the Portfolio as required by CFTC Regulation 4.5; or (2) the relief in CFTC Regulation 4.12(c)(1)(ii) with respect to the Portfolio. Information regarding whether the Adviser has claimed either the CPO exclusion in CFTC Regulation 4.5 or the relief in CFTC Regulation 4.12(c)(1)(ii) with respect to a Portfolio is available on the NFA’s website at www.nfa.futures.org. With respect to the Portfolios that the Adviser has claimed the CPO exclusion in CFTC Regulation 4.5, the Adviser will notify the Sub-Adviser if the exclusion is withdrawn. The Adviser further represents, warrants and covenants that each of the Portfolio(s) is, and until this Agreement is terminated will remain, an “eligible contract participant” within the meaning of Section 1a (18) of the CEA.

2.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY d/b/a MFS INVESTMENT MANAGEMENT

By:	/s/ Kenneth Kozlowski	By:	/s/ Amrit Kanwal
	Kenneth Kozlowski		Name:
	Director, Executive Vice President and Chief Investment Officer		Title: Authorized Signer